SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*



                                 Coinstar, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    19259P300
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 12

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 19259P300                                             13 G                   Page 2 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Olympic Venture Partners III, L.P. ("OVP III")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------- --------------------------------------------------------------------------------------------------------
             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         738,498  shares except that  OVMC III,  the general partner of OVP III,
           BENEFICIALLY                      and  Messrs.   Clute,  Langeler  and Waite,  the  general  partners  of
     OWNED BY EACH REPORTING                 OVMC III, may be deemed to have shared power to vote these shares.
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             738,498  shares  except that OVMC III, the general  partner of OVP III, and Messrs.  Clute,  Langeler and Waite,  the general  partners of OVMC
                                             III, may be deemed to have shared power to dispose of these shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       738,498
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   4.94%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 19259P300                                             13 G                   Page 3 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     OVP III Entrepreneurs Fund, L.P. ("OVP III EF")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------- --------------------------------------------------------------------------------------------------------
             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         37,042  shares except that  OVMC III,   the general partner of OVP III,
           BENEFICIALLY                      and  Messrs.   Clute,  Langeler  and Waite,  the  general  partners  of
     OWNED BY EACH REPORTING                 OVMC III, may be deemed to have shared power to vote these shares.
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             37,042 shares except that OVMC III, the general  partner of OVP III EF, and Messrs.  Clute,  Langeler and Waite,  the general  partners of OVMC
                                             III, may be deemed to have shared power to dispose of these shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       37,042
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.25%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 19259P300                                             13 G                   Page 4 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     OVMC III, L.P. ("OVMC III")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             775,540  shares,  of which  738,498 are  directly  owned by OVP III and
                                             37,042  are  directly  owned  by OVP III EF.  OVMC  III is the  general partner  of OVP III and OVP III EF, and  Messrs.  Clute,  Langeler  and
                                             Waite,  the general  partners of OVMC III, may be deemed to have shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             775,540  shares,  of which  738,498 are  directly  owned by OVP III and
                                             37,042  are  directly  owned  by OVP III EF.  OVMC  III is the  general partner  of OVP III and OVP III EF, and  Messrs.  Clute,  Langeler  and
                                             Waite,  the general  partners of OVMC III, may be deemed to have shared power to dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       775,540
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.19%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 19259P300                                             13 G                   Page 5 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     George H. Clute
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         10,000 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             775,540  shares,  of which  738,498 are  directly  owned by OVP III and
                                             37,042 are directly owned by OVP III EF. Clute is a general  partner of
                                             OVMC III,  the  general  partner  of OVP III and OVP III EF, and may be deemed to have shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             10,000 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             775,540  shares,  of which  738,498 are  directly  owned by OVP III and
                                             37,042 are directly owned by OVP III EF. Clute is a general  partner of
                                             OVMC III,  the  general  partner  of OVP III and OVP III EF, and may be deemed to have shared power to dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       785,540
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.25%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 19259P300                                             13 G                   Page 6 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Gerard H. Langeler
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             775,540  shares,  of which  738,498 are  directly  owned by OVP III and
                                             37,042 are directly owned by OVP III EF.  Langeler is a general partner of OVMC III, the general  partner of OVP III and OVP III EF, and may be deemed to have shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             775,540  shares,  of which  738,498 are  directly  owned by OVP III and
                                             37,042 are directly owned by OVP III EF.  Langeler is a general partner of OVMC III, the general  partner of OVP III and OVP III EF, and may be deemed to have shared power to dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       775,540
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.19%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 19259P300                                             13 G                   Page 7 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Charles P. Waite, Jr.
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             775,540  shares,  of which  738,498 are  directly  owned by OVP III and
                                             37,042 are directly owned by OVP III EF. Waite is a general  partner of
                                             OVMC III,  the  general  partner  of OVP III and OVP III EF, and may be deemed to have shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             775,540  shares,  of which  738,498 are  directly  owned by OVP III and
                                             37,042 are directly owned by OVP III EF. Waite is a general  partner of
                                             OVMC III,  the  general  partner  of OVP III and OVP III EF, and may be deemed to have shared power to dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       775,540
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.19%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 13 Pages


ITEM 1(A).        NAME OF ISSUER

                  Coinstar, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1800 114th Avenue SE
                  Bellevue, WA 98009

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Olympic Venture Partners III, L.P. ("OVP III"), OVP III Entrepreneurs Fund, L.P. ("OVP III EF"), OVMC III, L.P. ("OVMC III"), and Messrs. Clute, Langeler, and Waite. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  OVMC III is the general partner of OVP III and OVP III EF and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by OVP III. Clute, Langeler and Waite are the general partners of OVMC III, and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by OVP III and OVP III EF.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Olympic Venture Partners
                  2420 Carillon Point
                  Kirkland, WA 98033

ITEM 2(C)         CITIZENSHIP

                  OVP III is a Delaware limited partnership, OVP III EF is a Delaware limited partnership, and Clute, Langeler, and Waite are United States citizens.

ITEM 2(D) AND (E).   TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 19259P300

ITEM 3.           Not Applicable

                                                              Page 9 of 13 Pages


ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997.

                     (a)   Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                     (b)   Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                     (c)   Number of shares as to which such person has:

                                 (i) Sole power to vote or to direct the vote:

                                        See  Row  5  of  cover   page  for  each
                                        Reporting Person.

                                 (ii) Shared power to vote or to direct the vote:

                                        See  Row  6  of  cover   page  for  each
                                        Reporting Person.

                                 (iii) Sole power to dispose or to direct the disposition of:

                                        See  Row  7  of  cover   page  for  each
                                        Reporting Person.

                                 (iv) Shared power to dispose or to direct the disposition of:

                                        See  Row  8  of  cover   page  for  each
                                        Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Under   certain   circumstances   set  forth  in  the  limited
partnership agreements of OVP III and OVP III EF, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

                                                             Page 10 of 13 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                                             Page 11 of 13 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 6, 1998



                                             /s/ George H. Clute
                                             -----------------------------------
                                             George H. Clute, individually,  and
                                             on  behalf  of  OVP  III,   in  his
                                             capacity  as a general  partner  of
                                             OVMC III,  the  general  partner of
                                             OVP III,  on  behalf of OVP III EF,
                                             in  his   capacity   as  a  general
                                             partner  of OVMC III,  the  general
                                             partner  of  OVP  III  EF,  and  on
                                             behalf of OVMC III in his  capacity
                                             as a general partner thereof.


                                             /s/ Gerard H. Langeler
                                             -----------------------------------
                                             Gerard H. Langeler


                                             /s/ Charles P. Waite, Jr.
                                             -----------------------------------
                                             Charles P. Waite, Jr.

                                                             Page 12 of 13 Pages

                                  EXHIBIT INDEX


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------                                                     -------------
Exhibit A:  Agreement of Joint Filing                          Page 13

                                                             Page 13 of 13 Pages



                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Coinstar, Inc shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         Executed this 6th day of February, 1998.





                                             /s/ George H. Clute
                                             -----------------------------------
                                             George H. Clute, individually,  and
                                             on  behalf  of  OVP  III,   in  his
                                             capacity  as a general  partner  of
                                             OVMC III,  the  general  partner of
                                             OVP III,  on  behalf of OVP III EF,
                                             in  his   capacity   as  a  general
                                             partner  of OVMC III,  the  general
                                             partner  of  OVP  III  EF,  and  on
                                             behalf of OVMC III in his  capacity
                                             as a general partner thereof.


                                             /s/ Gerard H. Langeler
                                             -----------------------------------
                                             Gerard H. Langeler


                                             /s/ Charles P. Waite, Jr.
                                             -----------------------------------
                                             Charles P. Waite, Jr.